Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Second Quarter 2022 Results

MURFREESBORO, Tenn. – (August 8, 2022) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and six months ended June 30, 2022.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended June 30, 2022 was $0.47, compared to $0.85, during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the six months ended June 30, 2022 was $0.66, compared to $1.63 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended June 30, 2022 was $0.71, compared to $1.16 during the same period in the prior year. NAREIT FFO per diluted common share for the six months ended June 30, 2022 was $1.76, compared to $2.39 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended June 30, 2022 was $1.26, compared to $1.16 during the same period in the prior year. Normalized FFO per diluted common share for the six months ended June 30, 2022 was $2.37, compared to $2.40 during the same period in the prior year.

•Normalized FAD for the three months ended June 30, 2022 was $56.3 million, compared to $52.8 million, during the same period in the prior year. Normalized FAD for the six months ended June 30, 2022 was $109.0 million, compared to $112.4 million during the same period in the prior year.

•During second quarter of 2022, NHI converted Bickford Senior Living (“Bickford”) to the cash basis of accounting for its four master lease agreements, and wrote off approximately $18.1 million of straight-line rents receivable and $7.1 million of lease incentives to rental income.

•Effective April 1, 2022, NHI settled the outstanding litigation against Welltower and its related affiliates that resulted in the receipt of $6.9 million in previously escrowed cash and termination of the master lease for 17 legacy Holiday independent living facilities.

•Also, effective April 1, 2022, NHI formed a new Seniors Housing Operating Portfolio (“SHOP”) reportable segment that is comprised of the operations of 15 legacy Holiday independent living facilities with a combined 1,731 units operated in two separate ventures on behalf of the Company by two independent managers. The ventures contributed approximately $2.9 million to NHI’s net operating income (“NOI”) during the quarter.

•Completed the disposition of 10 underperforming senior housing properties for net proceeds of approximately $76.3 million during the second quarter. Since the second quarter of 2021 the Company has completed the disposition of 31 senior housing properties for net proceeds of approximately $288.2 million with a cumulative EBITDARM coverage of 0.50x.

•Repurchased approximately 1.2 million shares for $70 million under the Company’s $240 million share repurchase authorization. As a result, quarterly dividends declined by approximately $4.3 million on an annualized basis.

Exhibit 99.1
•Reduced debt by approximately $145.0 million and reported net debt to Adjusted EBITDA of 4.0x for the second quarter of 2022 with no balance outstanding on the $700 million revolver as of June 30, 2022.

•Results for the three months ended June 30, 2022 compared to the same period in the prior year were impacted by the following:

•Rental income excluding the effects of straight-line lease revenue and property taxes and insurance on leased properties was approximately $9.3 million lower primarily from the $7.1 million write off of Bickford’s lease incentives and asset dispositions completed since the end of the second quarter of 2021. Rental income includes approximately $6.9 million related to the previously disclosed litigation settlement with Welltower (NYSE: WELL);
•Interest income and other was approximately $1.9 million higher primarily from increased commitment fundings on existing new loans and the origination of new loans since the end of the second quarter of 2021;
•The new SHOP activities contributed NOI of approximately $2.9 million comprised of revenues from resident fees and related services of $12.0 million and operating expenses of $9.1 million;
•Interest expense was approximately $2.0 million lower, as a result of the expiration of NHI’s interest rate swap agreements on December 31, 2021 and the repayments of indebtedness, including the payoffs of the convertible bond that matured in April 2021 and $250.0 million on term loans;
•General and administrative expenses were approximately $1.5 million higher;
•Gains from the sales of real estate assets were $10.5 million, representing an increase of $4.0 million;
•Loan and realty losses were $4.1 million, representing an increase of $2.9 million;
•Depreciation expense was approximately $2.9 million lower primarily from dispositions completed since July 1, 2021; and
•Gain on note payoff of $1.1 million was recognized for the prepayment fee received from the early repayment of a $111.3 million mortgage note receivable in the second quarter of 2022.

Eric Mendelsohn, NHI President and CEO, stated, “We have accomplished much of the portfolio optimization activity that we have regularly communicated including approximately $288.2 million of underperforming senior housing dispositions, restructuring of the Bickford lease, formation of our SHOP ventures, and issuing annual guidance in April of this year.”

Mr. Mendelsohn continued, “Our second quarter GAAP results were impacted by our conversion of Bickford to cash basis accounting but were otherwise in-line with expectations. We have updated our guidance which includes a modest revision to FAD as our visibility continues to improve with the portfolio optimization efforts largely complete.”

Mr. Mendelsohn concluded, “Our focus now is very much on returning to growth. We are in excellent financial health with leverage at the lower end of our targeted range which gives us significant capital to deploy without the need to issue equity in the immediate future.”

Portfolio Activity

Asset Acquisition

On April 29, 2022, NHI acquired a 53-unit assisted living facility located in Oshkosh, Wisconsin, from Encore Senior Living. The acquisition price was $13.3 million and included the full payment of an outstanding construction note receivable to the Company of $9.1 million, including interest. The facility was added to an existing master lease for a term of 15 years at an initial lease rate of 7.25%, with an annual escalator of 2.5%.

Asset Dispositions

During the second quarter of 2022, NHI sold 11 properties with a net book value of approximately $85.1 million for net cash proceeds of approximately $95.8 million. The following table represents the real estate property dispositions within the Company’s Real Estate Investments reportable segment through June 30, 2022 ($ in thousands):

NHI Reports Second Quarter 2022 Results

August 8, 2022

Operator	Date	Properties	Asset Class	Net Proceeds	Net Real Estate Investment	Gain/(Impairment)[2]
Hospital Corporation of America	Q1 2022	1	MOB	$4,868	$1,904	$2,964
Vitality Senior Living[1]	Q1 2022	1	SLC	8,302	8,285	17
Holiday[1]	Q2 2022	1	ILF	2,990	3,020	(30)
Chancellor Senior Living[1]	Q2 2022	2	ALF	7,305	7,357	(52)
Bickford[1]	Q2 2022	3	ALF	25,959	28,268	(2,309)
Comfort Care	Q2 2022	4	ALF	40,000	38,445	1,556
Helix Healthcare	Q2 2022	1	HOSP	19,500	10,535	8,965
				$108,924	$97,814	$11,111

1 Total impairment charges recognized on these properties were $41.7 million. Impairment charges on these properties of $2.4 million were recognized in the second quarter, of which $2.3 million related to Bickford.
2 Impairments are included in “Loan and realty losses” in the Condensed Consolidated Statements of Income for the three and six months ended June 30, 2022.

The properties were previously classified as assets held for sale on the Condensed Consolidated Balance Sheet. Rental income for the disposed properties was $0.6 million and $2.6 million for the three and six months ended June 30, 2022, respectively.

Concessions and Collections
During the second quarter of 2022, NHI granted rent deferrals of approximately $3.9 million, including $2.9 million in pandemic related deferrals, to five senior housing operators. The Company collected approximately 94.0% of contractual cash due during the second quarter of 2022.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Jul-22	Jun-22	May-22	Apr-22	Mar-22	Feb-22	Jan-22	Dec-21
SLC	9	83.4%	82.1%	82.4%	82.3%	81.8%	81.7%	81.7%	81.7%
Bickford[1]	38	84.5%	83.5%	82.6%	82.0%	82.0%	81.8%	83.2%	83.3%
SHOP[2]	15	77.1%	76.2%	76.2%	77.2%	76.8%	77.6%	78.6%	79.5%

	Properties	Nov-21	Oct-21	Sep-21	Aug-21	Jul-21	Jun-21	May-21	Apr-21
SLC	9	81.9%	81.5%	80.9%	80.4%	80.0%	79.1%	78.6%	77.9%
Bickford[1]	38	83.9%	83.2%	82.3%	82.1%	81.1%	79.9%	78.8%	77.9%
SHOP[2]	15	81.3%	81.2%	81.0%	79.3%	79.1%	78.3%	77.8%	76.9%

1Prior periods restated to reflect the removal of one property that was transitioned to a new operator in March 2022.
2These properties were leased pursuant to a triple-net master lease prior to Q2 2022.

Assets Held for Sale & Impairments of Real Estate
At June 30, 2022, 13 properties in NHI’s Real Estate Investments reportable segment, with an aggregate net real estate balance of $56.7 million, were classified as assets held for sale on the Condensed Consolidated Balance Sheet, including four properties that were transferred to assets held for sale during the second quarter of 2022. Rental income associated with the 13 properties was $1.0 million for both the three and six months ended June 30, 2022 and $1.6 million and $3.4 million for the three and six months ended June 30, 2021, respectively.

Balance Sheet and Liquidity
At July 31, 2022, NHI had no amount outstanding under the revolving credit facility and approximately $51.0 million in corporate cash and cash equivalents. The Company has approximately $415.7 million available under the ATM program.

NHI Reports Second Quarter 2022 Results

August 8, 2022

Share Repurchase Plan

During the three months ended June 30, 2022, NHI repurchased through open market transactions 1,196,175 shares of its common stock for an average price of $58.52 per share, including commissions.

2022 Guidance
NHI has updated its range for 2022 annual guidance which was originally issued on April 18, 2022. A summary of the update includes the following:

•NAREIT FFO per diluted common share in a range of $3.86 - $3.92 compared to $4.32 - $4.42 previously
•Normalized FFO per diluted common share in a range of $4.48 - $4.53 compared to $4.38 - $4.48 previously
•Normalized Funds Available for Distribution in a range of $200.2 million - $203.0 million compared to $201.8 million - $206.4 million previously
•Weighted average diluted common shares of 45.2 million compared to 45.9 million previously

The Company’s guidance range for the full year 2022, with underlying assumptions and timing of certain transactions, is set forth below:

NHI Reports Second Quarter 2022 Results

August 8, 2022

	2022 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$88.2	$90.0

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	69.9	70.1
Impairments of real estate net of gains on sales	16.5	17.3
NAREIT FFO attributable to common stockholders	174.6	177.4

Adjustments to Normalized FFO (NFFO)
Portfolio transition costs, net	0.4	0.4
Loss on operations transfer, net[2]	0.7	0.7
Other[3]	27.0	26.2
NFFO attributable to common stockholders	202.7	204.7

Adjustments to Funds Available for Distribution (FAD)
Straight-line revenue (net)[1] and lease incentive amortizations	(12.5)	(11.9)
Equity method investment adjustments	(1.4)	(1.4)
Equity method investment non-refundable fees received	1.1	1.3
Non-cash stock-based compensation	8.6	8.6
SHOP and equity method investment recurring capital expenditures	(0.8)	(0.8)
Other[4]	2.5	2.5
FAD attributable to common stockholders	$200.2	$203.0

Weighted average diluted common shares	45.2	45.2

NAREIT FFO per diluted common share	$3.86	$3.92
NFFO per diluted common share	$4.48	$4.53

[1]Net of amounts attributable to non-controlling interests
[2]Net loss on Holiday lease foreclosure primarily related to working capital
[3]Includes non-cash write-off of straight-line rent receivable and lease incentives net of gain on note payoff
[4]Includes note receivable credit loss expense and debt amortizations

NHI’s 2022 annual guidance includes the following assumptions:
•Continued rent concessions, asset dispositions and loan repayments throughout 2022;
•Approximately $52.6 million in investment funding of existing commitments; and
•No incremental benefit from unidentified acquisitions or repayment of outstanding deferral balances.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

NHI Reports Second Quarter 2022 Results

August 8, 2022

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, August 9, 2022, at 12:00 p.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (800) 768-2107, with the confirmation number 22019452. The live broadcast of NHI’s second quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

NHI Reports Second Quarter 2022 Results

August 8, 2022

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income attributable to common stockholders	$21,673	$39,183	$30,073	$74,513
Elimination of certain non-cash items in net income:
Depreciation	17,772	20,658	36,044	41,464
Depreciation related to noncontrolling interests	(388)	(210)	(598)	(420)
Gains on sales of real estate, net	(10,521)	(6,484)	(13,502)	(6,484)
Impairments of real estate	4,141	—	28,745	—
NAREIT FFO attributable to common stockholders	32,677	53,147	80,762	109,073
Loss on operations transfer, net	729	—	729	—
Portfolio transition costs, net of noncontrolling interests	329	—	329	—
Gain on note payoff	(1,113)	—	(1,113)	—
Loss on early retirement of debt	—	—	151	451
Non-cash write-offs of straight-line receivable and lease incentives	25,208	—	27,681	—
Normalized FFO attributable to common stockholders	57,830	53,147	108,539	109,524
Straight-line lease revenue, net	(3,185)	(4,150)	(6,543)	(8,391)
Straight-line lease revenue, net, related to noncontrolling interests	35	21	57	45
Straight-line lease expense related to equity method investment	(2)	21	(10)	45
Amortization of lease incentives	58	262	117	522
Amortization of original issue discount	80	80	161	134
Amortization of debt issuance costs	529	588	1,091	1,294
Amortization related to equity method investment	(169)	520	(407)	1,056
Note receivable credit loss expense	(47)	1,221	(123)	1,171
Non-cash share-based compensation	1,428	992	6,511	6,438
Equity method investment capital expenditures	(105)	(105)	(210)	(210)
Equity method investment non-refundable fees received	230	242	467	761
Equity method investment distributions	(273)	—	(569)	—
Senior housing portfolio recurring capital expenditures	(130)	—	(130)	—
Normalized FAD attributable to common stockholders	$56,279	$52,839	$108,951	$112,389

BASIC
Weighted average common shares outstanding	45,708,238	45,850,599	45,779,433	45,577,843
NAREIT FFO attributable to common stockholders per share	$0.71	$1.16	$1.76	$2.39
Normalized FFO attributable to common stockholders per share	$1.27	$1.16	$2.37	$2.40

DILUTED
Weighted average common shares outstanding	45,718,538	45,858,074	45,784,771	45,607,924
NAREIT FFO attributable to common stockholders per share	$0.71	$1.16	$1.76	$2.39
Normalized FFO attributable to common stockholders per share	$1.26	$1.16	$2.37	$2.40

NHI Reports Second Quarter 2022 Results

August 8, 2022

The following table reconciles NOI to net income, the most directly comparable GAAP metric ($ in thousands):

	Three Months Ended		Six Months Ended
	June 30		June 30
NOI Reconciliations:	2022	2021	2022	2021
Net income	$21,466	$39,231	$29,712	$74,613
(Gains) losses from equity method investment	(273)	909	(569)	1,718
Loss on early retirement of debt	—	—	151	451
Gain on note payoff	(1,113)	—	(1,113)	—
Loss on operations transfer, net	729	—	729	—
Gains on sales of real estate, net	(10,521)	(6,484)	(13,502)	(6,484)
Loan and realty losses	4,094	1,221	28,622	1,171
General and administrative	5,049	3,588	13,150	11,577
Franchise, excise and other taxes	225	232	469	465
Legal	339	(40)	2,166	90
Interest	10,862	12,840	21,060	25,813
Depreciation	17,772	20,658	36,044	41,464
Consolidated net operating income (NOI)	$48,629	$72,155	$116,919	$150,878
NOI by segment:
Real Estate Investments	$45,650	$72,094	$113,888	$150,740
SHOP	2,879	—	2,879	—
Non-Segment/Corporate	100	61	152	138
Total NOI	$48,629	$72,155	$116,919	$150,878

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Second Quarter 2022 Results

August 8, 2022

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs. Beginning in the first quarter of 2021, the Company is no longer presenting Adjusted Funds from Operations as a supplemental measure of operating performance.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Second Quarter 2022 Results

August 8, 2022

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenues:
Rental income	$39,982	$68,351	$104,541	$143,101
Resident fees and services	11,992	—	11,992	—
Interest income and other	7,925	5,979	14,694	12,114
	59,899	74,330	131,227	155,215
Expenses:
Depreciation	17,772	20,658	36,044	41,464
Interest	10,862	12,840	21,060	25,813
Senior housing operating expenses	9,113	—	9,113	—
Legal	339	(40)	2,166	90
Franchise, excise and other taxes	225	232	469	465
General and administrative	5,049	3,588	13,150	11,577
Taxes and insurance on leased properties	2,157	2,175	5,195	4,337
Loan and realty losses	4,094	1,221	28,622	1,171
	49,611	40,674	115,819	84,917
Gains (losses) from equity method investment	273	(909)	569	(1,718)
Loss on operations transfer, net	(729)	—	(729)	—
Gain on note payoff	1,113	—	1,113	—
Loss on early retirement of debt	—	—	(151)	(451)
Gains on sales of real estate, net	10,521	6,484	13,502	6,484
Net income	21,466	39,231	29,712	74,613
Less: net loss (income) attributable to noncontrolling interests	207	(48)	361	(100)
Net income attributable to common stockholders	$21,673	$39,183	$30,073	$74,513

Weighted average common shares outstanding:
Basic	45,708,238	45,850,599	45,779,433	45,577,843
Diluted	45,718,538	45,858,074	45,784,771	45,607,924

Earnings per common share:
Net income attributable to common stockholders - basic	$0.47	$0.85	$0.66	$1.63
Net income attributable to common stockholders - diluted	$0.47	$0.85	$0.66	$1.63

NHI Reports Second Quarter 2022 Results

August 8, 2022

Selected Balance Sheet Data
($ in thousands)
	June 30, 2022	December 31, 2021
	(unaudited)
Real estate properties, net	$2,187,266	$2,317,880
Mortgage and other notes receivable, net	$204,277	$299,952
Cash and cash equivalents	$43,435	$37,412
Straight-line rent receivable	$79,697	$96,198
Assets held for sale, net	$56,669	$66,398
Other assets	$15,947	$21,036
Debt	$1,104,495	$1,242,883
National Health Investors Stockholders' Equity	$1,392,220	$1,507,083

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;operational risks with respect to our proposed senior housing operating portfolio (“SHOP”) structured communities;our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; risks related to our ability to maintain the privacy and security of Company information; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year and quarterly report on Form 10-Q for the most recently ended quarter. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.